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                                                                    EXHIBIT 99.1

                                                           For Immediate Release

Media Contact
Libby Barland
Childtime Learning Centers, Inc.
38345 West 10 Mile Road,  Suite 100
Farmington Hills,  MI  48335
561-237-2243
http://www.childtime.com


CHILDTIME LEARNING CENTERS ANNOUNCES THE ELECTION OF NEW CHAIRMAN OF THE BOARD

FARMINGTON HILLS, MI, December 17, 2002 - Childtime Learning Centers, Inc. (NASDAQ: CTIME), today announced that its Board of Directors has elected Benjamin Jacobson as the Chairman of the Board of Directors of the Company.

Mr. Jacobson has been a member of the Company's Board of Directors since 1996. Mr. Jacobson is the managing general partner of Jacobson Partners, a New York City based investment-banking partnership. Jacobson Partners has been providing management and financial consulting services to the Company since June 2000 and, through related parties, is a major holder of the Company's common stock. Mr. Jacobson also serves as a board member for several privately held companies.

James Morgan will step down as the Company's Chairman but remain an integral member of the Company's Board of Directors.

"I wish to thank Jim for his time and effort spent with the Company as Chairman. I value his insight and am privileged to have his continued presence on our Board. I am excited about the direction our Company is headed and am focused on overseeing management deliver a successful Tutor Time integration and continued operational improvements, providing value for both our parents and shareholders alike" Jacobson commented.

Childtime Learning Centers, Inc., of Farmington Hills, MI acquired Tutor Time Learning Systems, Inc. on July 19, 2002 and is now the nation's third largest publicly traded child care provider with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and provides education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.